UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2004

ORIENTAL FINANCIAL GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Puerto Rico	001-12647	66-0538893

(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Professional Offices Park
998 San Roberto Street
San Juan, Puerto Rico	00926

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (787) 771-6800

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year

     On August 31, 2004, the Board of Directors (the “Board”) of Oriental Financial Group Inc. (the “Company”) amended the by-laws of the Company, as described below:

     Section 13 of Article I was amended as follows: (i) the Corporate Governance and Nominating Committee of the Board shall recommend to the Board the selection of management nominees for election as directors; and (ii) any nominations by stockholders must be made in writing, together with the nominee’s qualifications for service and evidence of his or her willingness to serve on the Board, and delivered to the Secretary of the Company at least 120 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders. The previous provision stated that the Board would act as nominating committee and that stockholders could submit nominations five days before the annual meeting.

     Section 3 of Article III was amended to provide that the minutes and/or reports of all meetings of committees of the Board shall be submitted to the Board for information purposes, but not for approval. The previous provision required the Board to approve the minutes of all meetings of its committees.

     The amendments are effective as of the date of their approval by the Board.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description of Document
3(ii)	Amended and restated by-laws of the Company

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORIENTAL FINANCIAL GROUP INC.
Date: September 2, 2004	By:	/s/ Carlos O. Souffront
Carlos O. Souffront
Secretary of the Board of Directors

INDEX OF EXHIBITS

Exhibit No.	Description of Document
3(ii)	Amended and restated by-laws of the Company